Exhibit 99.1

For additional information contact:

Tracy L. Keegan

Executive Vice President and

Chief Financial Officer

(904) 998-5501

Atlantic coast Financial CORPORATION REPORts earnings

of $0.09 per diluted share for the Second quarter of 2016

Florida expansion continues to drive strong results

JACKSONVILLE, Fla. (July 27, 2016) – Atlantic Coast Financial Corporation (Atlantic Coast or the Company, NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the Bank), today reported earnings per diluted share of $0.09 for the second quarter of 2016 compared with earnings of $0.36 per share in the same quarter last year. Results for the year-earlier quarter included the positive impact of the reversal of a valuation allowance against the Company's deferred tax asset, which was partially offset by penalties associated with the early prepayment of some of the Company's wholesale debt. Together these transactions added approximately $0.34 to earnings per diluted share for the second quarter of 2015. Core earnings per diluted share increased 350% to $0.09 for the second quarter of 2016 compared with $0.02 for the second quarter of 2015, which excludes the impact of the transactions discussed above. Core earnings per diluted share is a non-GAAP financial measure, and a reconciliation of GAAP to non-GAAP financial measures is presented on page four.

Earnings per diluted share for the first six months of 2016 totaled $0.19 compared with $0.39 for the first six months of 2015. The Company's results for the first six months of 2016 included a gain on the sale of investment securities in February 2016 totaling $0.8 million, which added approximately $0.03 to earnings per diluted share for the first half of 2016. Excluding the earnings impact of this gain, as well as the previously discussed prior-year transactions, core earnings per diluted share tripled to $0.15 for the first six months of 2016 from $0.05 for the first six months of 2015.

Commenting on the Company's results, John K. Stephens, Jr., President and Chief Executive Officer, said, "We are pleased to report another period of strong growth for Atlantic Coast, which underscores the momentum we have built in our business, especially in our Florida markets. Our team is focused and we expect to continue to cement strong relationships across our markets and deliver solid loan production and attractive growth of our balance sheet. Coupled with our increased net interest margin and solid asset quality, we expect our loan growth to continue to translate into earnings growth. I believe we will continue to build an enviable banking platform, one that positions us to successfully pursue new and emerging business opportunities and better serve our customers. Considering our steadily improving financial fundamentals and the dedication of our team to create a premier bank for the region, we remain enthusiastic about the potential ahead for Atlantic Coast."

Other significant highlights of the second quarter and first half of 2016 include:

•	Net interest income improved to $6.4 million and $12.5 million for the three and six months ended June 30, 2016, respectively, from $5.0 million and $9.4 million for the three and six months ended June 30, 2015, respectively. Additionally, net interest margin improved to 3.06% and 3.03% for the three and six months ended June 30, 2016, respectively, from 2.81% and 2.72% for the three and six months ended June 30, 2015, respectively.

•	Total loans (including portfolio loans, loans held-for-sale, and warehouse loans held-for-investment) increased 16% to $758.6 million at June 30, 2016, from $654.2 million at December 31, 2015, and were up 30% from $583.3 million at June 30, 2015. Growth in total loans over the past year primarily has reflected originations in all lines of business, supplemented by selective loan acquisitions.

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ACFC Reports Second Quarter Results

July 27, 2016

•	Nonperforming assets, as a percentage of total assets, decreased to 0.67% at June 30, 2016, from 0.87% at December 31, 2015, and 0.97% at June 30, 2015.

•	Total assets increased to $921.8 million at June 30, 2016, from $857.2 million at December 31, 2015, and $810.4 million at June 30, 2015, primarily due to an increase in loans, which was partially offset by a decrease in investment securities.

•	The Bank's ratios of total risk-based capital to risk-weighted assets and Tier 1 (core) capital to adjusted total assets were 12.49% and 9.06%, respectively, at June 30, 2016, and each continued to exceed the levels – 10% and 5%, respectively – currently required for the Bank to be considered well-capitalized.

Tracy L. Keegan, Executive Vice President and Chief Financial Officer, added, "It is gratifying to note the continued strengthening of the Company's financial performance in the second quarter. Ongoing growth in our portfolio loans – up 38% on an annual basis at June 30, 2016, together with a significantly improved net interest margin – up 31 basis points over the past year, continues to drive impressive results and helped push core earnings to their highest quarterly level since the Company successfully recapitalized in December 2013. Moreover, continued efforts to manage our balance sheet, with an increased focus on commercial lending, have resulted in greater diversification of our loan portfolio and reduced exposure to 30-year fixed-rate loans. We believe we remain well positioned to extend the favorable trends of the past two years, as our loan, deposit and earnings growth strategies continue to gain traction."

Bank Regulatory Capital	At
Key Capital Measures	June 30, 2016	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015
Total risk-based capital ratio (to risk-weighted assets)	12.49%	13.08%	13.91%	14.73%	14.74%
Common equity tier 1 (core) risk-based capital ratio (to risk-weighted assets)	11.36%	11.91%	12.66%	13.47%	13.48%
Tier 1 (core) risk-based capital ratio (to risk-weighted assets)	11.36%	11.91%	12.66%	13.47%	13.48%
Tier 1 (core) capital ratio (to adjusted total assets)	9.06%	9.20%	9.49%	9.55%	9.69%

The gradual decrease in capital ratios over the past year primarily reflected growth in the Bank's balance sheet, especially with respect to portfolio loans, which resulted in an increase in risk-weighted assets and adjusted total assets, partially offset by an increase in capital.

Credit Quality	At
	June 30, 2016	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015
	(Dollars in millions)
Nonperforming loans	$3.4	$4.5	$4.2	$4.0	$3.9
Nonperforming loans to total portfolio loans	0.51%	0.69%	0.69%	0.74%	0.82%
Other real estate owned	$2.7	$3.2	$3.2	$3.5	$3.9
Nonperforming assets	$6.1	$7.7	$7.4	$7.5	$7.8
Nonperforming assets to total assets	0.67%	0.86%	0.87%	0.92%	0.97%
Troubled debt restructurings performing for less than 12 months under terms of modification	$5.1	$4.5	$4.5	$5.2	$6.0
Total nonperforming assets and troubled debt restructurings performing for less than 12 months under terms of modification	$11.2	$12.2	$11.9	$12.7	$13.8
Troubled debt restructurings performing for more than 12 months under terms of modification	$29.8	$31.2	$30.5	$29.7	$28.9

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ACFC Reports Second Quarter Results

July 27, 2016

Overall, the Company's credit quality remains strong, as the pace of loans reclassified to nonperforming and other real estate owned (OREO) has continued to slow. Nonperforming assets at June 30, 2016, were lower than those at December 31, 2015 and June 30, 2015, due to net reductions of OREO and a decrease in nonperforming loans.

Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(Dollars in millions)
Provision for portfolio loan losses	$0.2	$0.2	$0.2	$0.3	$0.4
Allowance for portfolio loan losses	$8.0	$7.8	$7.4	$8.0	$7.4
Allowance for portfolio loan losses to total portfolio loans	1.21%	1.20%	1.53%	1.21%	1.53%
Allowance for portfolio loan losses to nonperforming loans	235.28%	174.50%	187.82%	235.28%	187.82%
Net charge-offs (recoveries)	$(0.1)	$0.1	$(0.1)	$0.1	$0.1
Net charge-offs (recoveries) to average outstanding portfolio loans (annualized)	(0.03)%	0.08%	(0.04)%	0.02%	0.05%

The provision for portfolio loan losses was virtually unchanged in the second quarter of 2016 compared with that of the second quarter of 2015 and the first quarter of 2016, reflecting solid economic conditions in the Company's markets during the current year, which has led to continued low levels of net charge-offs over the past 12 months. The increase in the allowance for portfolio loan losses at June 30, 2016, from March 31, 2016 and June 30, 2015, was primarily attributable to loan growth, which reflected significant organic growth, supplemented by strategic loan purchases, partially offset by principal amortization and increased prepayments of one- to four-family residential mortgages and home equity loans. Management believes the allowance for portfolio loan losses as of June 30, 2016, is sufficient to absorb losses in portfolio loans as of the end of the period. Net recoveries were marginally lower in the second quarter of 2016 compared with those of the same quarter in 2015, reflecting a decrease in recoveries in commercial real estate loans, partially offset by a decrease in charge-offs in consumer loans, including both unsecured loans and manufactured home loans. Net charge-offs were marginally lower during the first six months of 2016 compared with those of the same period in 2015, reflecting an increase in recoveries in one- to four-family residential loans and home equity loans, partially offset by a decrease in recoveries in commercial real estate loans and an increase in charge-offs in consumer auto loans.

Net Interest Income	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(Dollars in millions)
Net interest income	$6.4	$6.1	$5.0	$12.5	$9.4
Net interest margin	3.06%	2.99%	2.81%	3.03%	2.72%
Yield on investment securities	2.08%	2.04%	2.10%	2.06%	2.03%
Yield on loans	4.38%	4.46%	4.87%	4.42%	4.90%
Total cost of funds	1.04%	1.08%	1.40%	1.06%	1.48%
Average cost of deposits	0.61%	0.58%	0.49%	0.59%	0.49%
Rates paid on borrowed funds	2.01%	2.37%	3.42%	2.18%	3.70%

The increase in net interest margin during the second quarter and first half of 2016 compared with net interest margin for the second quarter and first half of 2015 primarily reflected a decrease in rates paid on borrowed funds, as the Company benefited from the prepayment and restructuring of some of its high-cost wholesale debt late in the second quarter of 2015. Also, contributing to the increase in net interest margin was an increase in higher-margin interest-earning assets outstanding, as the Company continues to redeploy excess liquidity to grow its portfolio loans, loans held-for-sale, and warehouse loans held-for-investment.

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ACFC Reports Second Quarter Results

July 27, 2016

Noninterest Income / Noninterest Expense / Income Tax Expense	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(Dollars in millions)
Noninterest income	$2.5	$2.6	$1.7	$5.1	$3.4
Noninterest expense	$6.6	$6.1	$11.3	$12.7	$16.8
Income tax expense (benefit)	$0.8	$0.9	$(10.4)	$1.7	$(10.4)

The increase in noninterest income for the second quarter of 2016 compared with the second quarter of 2015 primarily reflected higher gains on the sale of both loans held-for-sale and portfolio loans. The increase in noninterest income for the first half of 2016 compared with the first half of 2015 primarily reflected higher gains on the sale of investment securities, as well as higher gains on the sale of both loans held-for-sale and portfolio loans. The decrease in noninterest expense during the second quarter and first half of 2016 compared with the second quarter and first half of 2015, respectively, primarily reflected penalties associated with the prepayment of some of the Company's high-cost wholesale debt during the second quarter of 2015, partially offset by increased incentive compensation costs associated with the Company's continuing growth strategies.

The increase in income tax expense for the second quarter and first half of 2016 compared with the second quarter and first half of 2015, respectively, reflected the aforementioned positive impact of the reversal of a valuation allowance against the Company's deferred tax asset during the second quarter of 2015.

Use of Non-GAAP Financial Measures

This press release includes the discussion of non-GAAP financial measures: core earnings and core earnings per diluted share. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). Core earnings and core earnings per diluted share exclude the effects of certain transactions that occurred during the period, as detailed in the following reconciliation of these measures.

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(Dollars in thousands)
Net income, as reported	$1,336	$1,524	$5,625	$2,860	$6,021
Less the gain on the sale of investment securities (1)	--	(521)	--	(521)	--
Less the valuation allowance reversal	--	--	(8,476)	--	(8,476)
Plus the prepayment penalties (2)	--	--	3,217	--	3,217
Adjusted net income (core earnings)	$1,336	$1,003	$366	$2,339	$762

Income per diluted share, as reported	$0.09	$0.10	$0.36	$0.19	$0.39
Less the gain on the sale of investment securities	--	(0.03)	--	(0.03)	--
Less the valuation allowance reversal	--	--	(0.55)	--	(0.55)
Plus the prepayment penalties	--	--	0.21	--	0.21
Adjusted income per diluted share (core earnings per diluted share) (3)	$0.09	$0.07	$0.02	$0.15	$0.05

_________________________

(1)	The gain on the sale of investment securities, which is included in noninterest income, totaled $828,000, and is shown net of a tax expense adjustment of $307,000.
(2)	The prepayment penalties, which is included in noninterest expense, totaled $5,188,000, and is shown net of a tax expense adjustment of $1,971,000.
(3)	May not foot due to rounding.

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ACFC Reports Second Quarter Results

July 27, 2016

Core earnings and core earnings per diluted share should be viewed in addition to, and not in lieu of, net income and income per diluted share on a GAAP basis. Atlantic Coast management believes that the non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Atlantic Coast management also believes that the non-GAAP financial measures enhance the ability of investors to analyze the Company's business trends and to understand the Company's performance. In addition, the Company may utilize non-GAAP financial measures as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for some management compensation purposes. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving the Northeast Florida, Central Florida and Southeast Georgia markets. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Relations.

Forward-looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally are identifiable by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "plans," "intends," "projects," "targets," "estimates," "preliminary," or "anticipates" or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances or effects. Moreover, forward-looking statements in this release include, but are not limited to, those relating to: our ability to build strong relationships across our markets; our ability to continue our current level of loan production and balance sheet growth; our ability to generate new business opportunities; our ability better serve our customers; our ability to execute on our loan growth, deposit growth and earnings growth strategies; and the allowance for portfolio loan losses being sufficient to absorb losses in respect of portfolio loans. The Company's consolidated financial results and the forward-looking statements could be affected by many factors, including but not limited to: general economic trends and changes in interest rates; increased competition; changes in demand for financial services; the state of the banking industry generally; uncertainties associated with newly developed or acquired operations; market disruptions; and cyber-security risks. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the Securities and Exchange Commission. In particular, please refer to "Item 1A. Risk Factors" beginning on page 39 of the Company's Annual Report on Form 10-K for the year ended December 31, 2015. The forward-looking statements contained in this release are made as of the date of this release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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ACFC Reports Second Quarter Results

July 27, 2016

ATLANTIC COAST FINANCIAL CORPORATION

Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Interest and dividend income:
Loans, including fees	$7,938	$7,500	$6,647	$15,438	$12,762
Securities and interest-earning deposits in other financial institutions	568	696	775	1,264	1,531
Total interest and dividend income	8,506	8,196	7,422	16,702	14,293

Interest expense:
Deposits	847	797	578	1,644	1,128
Securities sold under agreements to repurchase	--	1	722	1	1,540
Federal Home Loan Bank advances	1,254	1,308	1,137	2,562	2,220
Other borrowings	1	--	--	1	--
Total interest expense	2,102	2,106	2,437	4,208	4,888

Net interest income	6,404	6,090	4,985	12,494	9,405
Provision for portfolio loan losses	199	150	190	349	387
Net interest income after provision for portfolio loan losses	6,205	5,940	4,795	12,145	9,018

Noninterest income:
Service charges and fees	563	633	660	1,196	1,296
Gain on sale of loans held-for-sale	949	414	350	1,363	849
Gain on sale of portfolio loans	218	--	--	218	--
Gain (loss) on sale of securities available-for-sale	--	828	--	828	(9)
Bank owned life insurance earnings	115	117	120	232	238
Interchange fees	349	358	408	707	803
Other	355	211	138	566	261
Total noninterest income	2,549	2,561	1,676	5,110	3,438

Noninterest expense:
Compensation and benefits	3,512	3,458	3,133	6,970	6,049
Occupancy and equipment	603	602	538	1,205	1,052
FDIC insurance premiums	166	172	154	338	349
Foreclosed assets, net	254	--	102	254	102
Data processing	513	456	472	969	867
Outside professional services	539	471	554	1,010	1,086
Collection expense and repossessed asset losses	117	145	105	262	224
Securities sold under agreements to repurchase prepayment penalties	--	--	5,188	--	5,188
Other	926	774	1,040	1,700	1,910
Total noninterest expense	6,630	6,078	11,286	12,708	16,827

Income (loss) before income tax expense	2,124	2,423	(4,815)	4,547	(4,371)
Income tax expense (benefit)	788	899	(10,440)	1,687	(10,392)
Net income	$1,336	$1,524	$5,625	$2,860	$6,021

Net income per basic and diluted share	$0.09	$0.10	$0.36	$0.19	$0.39

Basic and diluted weighted average shares outstanding	15,418	15,415	15,398	15,416	15,398

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ACFC Reports Second Quarter Results

July 27, 2016

ATLANTIC COAST FINANCIAL CORPORATION

Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30, 2016	Dec. 31, 2015	June 30, 2015
ASSETS
Cash and due from financial institutions	$3,494	$6,108	$17,379
Short-term interest-earning deposits	20,001	17,473	21,166
Total cash and cash equivalents	23,495	23,581	38,545
Investment securities:
Securities available-for-sale	78,677	120,110	110,285
Securities held-to-maturity	--	--	17,054
Total investment securities	78,677	120,110	127,339
Portfolio loans, net of allowance of $8,030, $7,745 and $7,400, respectively	657,625	603,507	475,455
Other loans:
Loans held-for-sale	10,135	6,591	12,685
Warehouse loans held-for-investment	90,860	44,074	95,205
Total other loans	100,995	50,665	107,890

Federal Home Loan Bank stock, at cost	11,888	9,517	9,999
Land, premises and equipment, net	15,068	15,472	14,746
Bank owned life insurance	17,302	17,070	16,827
Other real estate owned	2,721	3,232	3,886
Accrued interest receivable	2,261	2,107	1,959
Deferred tax assets, net	8,622	9,107	10,539
Other assets	3,157	2,830	3,242
Total assets	$921,811	$857,198	$810,427

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing demand	$54,653	$47,208	$47,907
Interest-bearing demand	101,410	105,159	64,027
Savings and money markets	188,187	171,664	178,300
Time	226,228	231,790	210,861
Total deposits	570,478	555,821	501,095
Securities sold under agreements to purchase	--	9,991	10,000
Federal Home Loan Bank advances	261,592	207,543	217,371
Accrued expenses and other liabilities	5,295	3,105	3,881
Total liabilities	837,365	776,460	732,347

Common stock, additional paid-in capital, retained deficit, and other equity	84,965	82,070	80,379
Accumulated other comprehensive loss	(519)	(1,332)	(2,299)
Total stockholders' equity	84,446	80,738	78,080
Total liabilities and stockholders' equity	$921,811	$857,198	$810,427

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ACFC Reports Second Quarter Results

July 27, 2016

ATLANTIC COAST FINANCIAL CORPORATION

Selected Consolidated Financial Ratios and Other Data (Unaudited)

(Dollars in thousands)

	At and for the Three Months Ended June 30,		At and for the Six Months Ended June 30,
	2016	2015	2016	2015
Interest rate
Net interest spread	2.95%	2.68%	2.91%	2.52%
Net interest margin	3.06%	2.81%	3.03%	2.72%

Average balances
Portfolio loans receivable, net	$654,289	$473,693	$639,072	$461,247
Total interest-earning assets	836,417	709,441	824,941	692,685
Total assets	893,272	766,316	876,758	738,368
Deposits	557,100	470,945	555,539	457,833
Total interest-bearing liabilities	753,255	639,961	738,952	613,902
Total liabilities	809,206	691,522	793,426	663,954
Stockholders' equity	84,066	74,794	83,332	74,414

Performance ratios (annualized)
Return on average total assets	0.60%	2.94%	0.65%	1.63%
Return on average stockholders' equity	6.36%	30.08%	6.86%	16.18%
Ratio of operating expenses to average total assets	2.97%	5.89%	2.90%	4.56%

Credit and liquidity ratios
Nonperforming loans	$3,413	$3,940	$3,413	$3,940
Foreclosed assets	2,721	3,886	2,721	3,886
Impaired loans	37,559	38,788	37,559	38,788
Nonperforming assets to total assets	0.67%	0.97%	0.67%	0.97%
Nonperforming loans to total portfolio loans	0.51%	0.82%	0.51%	0.82%
Allowance for loan losses to nonperforming loans	235.28%	187.82%	235.28%	187.82%
Allowance for loan losses to total portfolio loans	1.21%	1.53%	1.21%	1.53%
Net charge-offs to average outstanding portfolio loans (annualized)	(0.03)%	(0.04)%	0.02%	0.05%
Ratio of gross portfolio loans to total deposits	116.68%	96.36%	116.68%	96.36%

Capital ratios
Tangible stockholders' equity to tangible assets (1)	9.16%	9.63%	9.16%	9.63%
Average stockholders' equity to average total assets	9.41%	9.76%	9.50%	10.08%

Other Data
Tangible book value per share (1)	$5.44	$5.03	$5.44	$5.03
Stock price per share	5.98	4.45	5.98	4.45
Stock price per share to tangible book value per share (1)	109.83%	88.39%	109.83%	88.39%

_________________________

(1)	Non-GAAP financial measure. Because the Company does not currently have any intangible assets, tangible stockholders' equity is equal to stockholders' equity, tangible assets is equal to assets, and tangible book value is equal to book value. Accordingly, no reconciliations are required for these measures.

-END-